                                                                    EXHIBIT 99.2

                             NAMING RIGHTS AGREEMENT

                        BETWEEN SEARS POINT RACEWAY, LLC,

                      A DELAWARE LIMITED LIABILITY COMPANY

                                       and

                           SPEEDWAY MOTORSPORTS, INC.,

                             A DELAWARE CORPORATION


                                       AND


                   INFINEON TECHNOLOGIES NORTH AMERICA CORP.,

                             A DELAWARE CORPORATION


                              DATED: June 11, 2002

                               TABLE OF CONTENTS

                                                                            Page
Section 1.    Naming Rights at Sears Point's Motorsports Facility ........     2

Section 2.    Facility Trademarks ........................................     4

Section 3.    Use and Licensing of Facility Name and Facility Trademarks .     4

Section 4.    Signage Obligations at Facilities ..........................     7

Section 5.    Pavilion Entitlements ......................................     9

Section 6.    Branding and Promotional Obligations of Sears Point ........     9

Section 7.    Promotion Obligations of Infineon ..........................    11

Section 8.    Client Entertainment Elements ..............................    12

Section 9.    Credit Bank ................................................    13

Section 10.   Executional Support ........................................    14

Section 11.   Strategic Partner Inclusion ................................    14

Section 12.   Category Exclusivity at the Facility .......................    15

Section 13.   Infineon Employee Benefits .................................    15

Section 14.   Term .......................................................    15

Section 15.   Options to Negotiate Extension/Sale of Post Term Rights ....    15

Section 16.   Payment ....................................................    16

Section 17.   Review of Tickets, Forms, Etc ..............................    18

Section 18.   Jurisdiction:  Venue; Arbitration ..........................    18

Section 19.   Publicity ..................................................    20

Section 20.   Insurance ..................................................    21

Section 21.   Maintenance of Facility ....................................    21

Section 22.   Warranties and Indemnities .................................    21

Section 23.   Default and Right To Cure ..................................    23

Section 24.   Miscellaneous ..............................................    25

EXHIBIT A-1   List of Competitors (Tier 1) ...............................   A-1
EXHIBIT A-2   List of Competitors (Tier 2) ...............................   A-2
EXHIBIT B     Intentionally Deleted ......................................
EXHIBIT C     Facility Signage ...........................................   C-1
EXHIBIT D-1   Roll-Out Schedule for Facility Signage ..................... D-1-1
EXHIBIT D-2   Facility Signage for NASCAR Winston Cup .................... D-2-1
EXHIBIT E     Signage Packages ...........................................   E-1
EXHIBIT F     Pavilion Entitlements ......................................   F-1
EXHIBIT G     Special Benefits ...........................................   G-1
EXHIBIT H     Marketing Agent Services ...................................   H-1

                               TABLE OF CONTENTS
                                  (continued)

                                                                               Page
EXHIBIT I         Style Guide .............................................     I-1

                             NAMING RIGHTS AGREEMENT

     THIS NAMING RIGHTS AGREEMENT ("Agreement"), dated as of June 11, 2002, is by and between Sears Point Raceway, LLC, a Delaware limited liability company, and Speedway Motorsports, Inc., a Delaware corporation ("Speedway") (collectively "Sears Point"), and Infineon Technologies North America Corp., a Delaware corporation ("Infineon").

     In consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

     Definitions. The following terms shall have the meanings stated below when used in this Agreement. Other terms may be defined in the body of the Agreement.

     "Agreement" means this Naming Rights Agreement, as it may be amended from time to time pursuant to its terms.

     "Competitor" means any entity which is engaged in the design, manufacture, sale, or license of semiconductor products that competes with electronic products or related services that Infineon sells or licenses which is listed in Exhibit A-1 ("Tier 1 Competitor") or in Exhibit A-2 ("Tier 2 Competitor"). Infineon shall make an assessment of the existing schedule of Competitors in Exhibits A-1 and A-2 and will propose modifications to such schedule from time to time but not more often than quarterly, which modifications shall be subject to the approval of Sears Point, which shall not be unreasonably withheld or delayed.

     "Contract Year" means each period of twelve consecutive months commencing on June 1, all or any part of which falls within the Term.

     "Credit Bank" has the meaning set forth in Section 9.

     "Facility" means the motor sports racing facility in Sonoma County, owned and operated at the time of signing of this Agreement by Sears Point, and known heretofore as Sears Point Raceway.

     "Facility Name" has the meaning set forth in Section 1(A).

     "Facility Trademarks" has the meaning set forth in Section 2 below.

     "Notice" means written notice delivered in compliance with the provisions of Section 24(E) of this Agreement.

     "Term" means the time during which this Agreement is in effect; i.e. the base period from June 1, 2002 to May 31, 2012, inclusive, but subject to prior termination or extension as provided in this Agreement.

     Section 1.  Naming Rights at Sears Point's Motorsports Facility.

           (A) Facility Name. During the Term under this Agreement, the sole and official name of the Facility shall be "Infineon Raceway" (the "Facility Name"), unless amended as provided in this subsection (A) or pursuant to section 24(B).

                 For name changes, including without limitation those arising out of a consolidation, merger or sale of all or substantially all of the assets of Infineon, and except when a name change is required under an assignment as provided under subsection 24(B)(ii), Infineon may only change the Facility Name, subject to the following conditions: (i) Sears Point gives its prior approval to the name change, which approval shall not be unreasonably withheld, and (ii) Infineon pays Sears Point prior to the approved name change a fee equal to the full costs of converting the Facility Name and Facility Trademark to the proposed new name, plus an additional fee of $1.75 million to defray the loss to Sears Point of goodwill caused by such a name change. Should Infineon elect to change the Facility Name after June 1, 2011, Sears Point may elect to terminate the Agreement.

                 Upon notice of a proposed name change after June 1, 2007, (i) Sears Point may by written notice to Infineon elect to extend the Term of this Agreement by up to 5 additional Contract Years beyond the Contract Year in which such name change takes effect ("Extended Term"), and (ii) for each Contract Year of the Extended Term beyond May 31, 2012, the Adjusted Gross Sponsorship Fee shall be determined as follows: (i) for the first Contract Year during the Extended Term, the Adjusted Gross Sponsorship Fee shall be adjusted by taking the base annual fee of $3.46 million and adjusting it to reflect increases between (A) the Consumer Price Index for all Urban Consumers, All Goods, San Francisco-Oakland-San Jose, California published by the United States Department of Labor, Bureau of Labor Statistics ("CPI") published for June, 2002 ("2002 CPI") and (B) the CPI published for June 2012 ("2012 CPI"), which shall then be calculated as follows: $3.46 million multiplied by a fraction , where the 2012 CPI is the numerator and the 2002 CPI is the denominator, but in no event shall any such adjustment result in a fee of less than $3.46 million; (ii) at the start of the second and each subsequent Contract Year during the Extended Term ("Adjustment Date"), the Adjusted Gross Sponsorship Fee shall be adjusted ("Adjustment") to reflect changes in the CPI during the immediately preceding Contract Year; this shall be accomplished by multiplying the sponsorship fee in effect immediately preceding the Adjustment Date by a fraction, where the numerator is the CPI published immediately preceding the Adjustment Date and the denominator is the CPI published one year earlier; provided, however, the resulting Adjusted Gross Sponsorship Fee shall not be less than it was in the preceding Contract Year. If publication of the CPI did not occur for a month specified in this subsection, the CPI published for the nearest month preceding the targeted month shall be used. If the CPI is discontinued, the parties shall select an index which is an equivalent standard or nearest to equivalency.

           (B) Transition Protocols. The Infineon Raceway name and a new Facility logo will replace the current Sears Point Raceway name and logo in all merchandising and other applications undertaken by Sears Point. The new logo will be the Infineon Sport logo with integration of the word "Raceway" as shown in the Style Guide attached hereto as Exhibit I. For purposes of promoting event ticket sales, there will be text used locally (and only locally) and on the Facility web site to identify the location of the track in which the name/location "formerly

Sears Point" may be used during a transition period until the end of 2003, but such notice will be located outside the Infineon Raceway logo. Infineon or its designated affiliate shall be the exclusive owner of all trademark rights and other rights to the Facility Name, and the use and licensing of such rights by Sears Point shall be governed by this Agreement. Infineon shall be solely responsible for establishing, registering and maintaining exclusive rights to the Facility Name and related logo on its behalf; however, Sears Point shall cooperate and assist Infineon in establishing and maintaining such rights during the Term, as reasonably requested. If Infineon's corporate name or primary trademark changes during the Term, Infineon shall have the right to change the Facility Name and the Facility Trademarks to the name that replaces Infineon's corporate name or primary trademark, subject to the terms and conditions specified in subsection 1(A), above.

           (C) Use. During the Term, Sears Point (i) shall use the Facility Name in all official references to the Facility, including but not limited to all media announcements, advertisements, press releases and promotional activities, and (ii) Sears Point shall not use or adopt any names or trademarks for the designation of its Facility and Facility events other than the Facility Name or the Facility Trademarks. Sears Point shall use its reasonable best efforts to require that sponsors with which Sears Point has existing contracts and broadcasters of events at the Facility use the Facility Name in all references to the Facility during the Term; provided, however, that Infineon understands and acknowledges that Sears Point generally has no contractual relationship with or control over the broadcasters of events at the Facility, and does not control and is not responsible for the content of or amount of media exposure in any such broadcasts. Whenever contractually permissible (e.g. under existing contract language or due to new contract arrangements), Sears Point will (i) promptly modify the licensing provisions of its agreements with race sanctioning organizations to substitute the Infineon Raceway name and logo for the Sears Point Raceway name and logo, and (ii) require that future sponsors and broadcasters of events at the Facility use the Facility Name in all references to the Facility.

           (D) Event Entitlements. The following are events that will be entitled with the Infineon name.

                 .     Infineon Grand Prix of Sonoma (American LeMans Series)

                 .     Infineon Mountain Bike Challenge (starting 2003)

If either event is discontinued, Sears Point will have the obligation to provide an equivalent event or events that will be entitled with the Infineon name. Except as specified elsewhere in this Agreement, Sears Point shall retain naming rights for (i) all other races and other events held at Sears Point, and (ii) all discrete and identifiable portions of the Facility not connected with the motorsports functions or in the general motorsports areas of the Facility, provided, however, that Sears Point shall not allow any such events or portions of the Facility to be named for a Competitor unless it is a Tier 2 Competitor approved by Infineon, which approval shall not be unreasonably withheld. Sears Point retains the right to sell up to two presenting sponsorships for each of the Infineon entitled events; provided, however, that each sponsor of an Infineon entitled event shall be subject to Infineon's prior approval, such approval not to be unreasonably withheld, and shall not be a Competitor (unless a Tier 2 Competitor approved by Infineon, which approval shall not be unreasonably withheld); provided further, that the terms of the sponsorship shall not infringe upon or limit the rights and benefits of Infineon under this Agreement. With respect to any promotions or advertising at the Facility for, any events or portions of the Facility named for, or any Infineon named event sponsored by, a Tier 2 Competitor with Infineon's permission, the product or service promoted by such Tier 2 Competitor shall not be directly related to semi-conductors, shall be specifically delineated in text and/or visually, and the competitive semi-conductor product shall not so appear and shall not be promoted or advertised.

           (E) Change in Official Corporate Name. Sears Point shall promptly change its name to Speedway Sonoma, LLC. Sears Point shall retain all of its rights to the name "Sears Point Raceway" and to its existing trademarks, trade names, service marks and other intellectual property, and Infineon hereby agrees not to use or infringe upon such name, trademarks, trade names, service marks and other intellectual property. During the Term, Sears Point shall not use the name "Sears Point Raceway" to refer to all or any portion of the Facility, or to any product or service associated with the Facility, nor to any other racing facility, portion thereof, or product or service associated therewith, except as
                                                                       ------
follows: (i) the use of the name "Sears Point Raceway" with reference to memorabilia and collectors items relating to operations of the Facility prior to the date of this Agreement, (ii) minimal uses with Infineon's approval, which shall not be unreasonably withheld, to allow Sears Point to preserve its trade name and trade marks, and (iii) in referring to its historic operations in any shareholder communications or legally required public filings under applicable securities laws or like regulations. The parties acknowledge that Sears Point reserves the right to resume use of the name "Sears Point Raceway" at the end of the Term, and that it retains all rights to do so.

     Section 2. Facility Trademarks. Infineon shall be responsible for the design and selection of trademarks to be used for the Facility during the Term, including the new Facility logo referenced in Section 1(B), and during the Term hereof, such trademarks may include and use the Facility Name (the "Facility Trademarks"). Infineon shall be responsible for establishing, registering and maintaining exclusive rights to the Facility Trademarks. Sears Point shall cooperate in this process. Infineon or its designated affiliate shall be the exclusive owner of the rights to all Facility Trademarks, and the use of such Facility Trademarks by Infineon and Sears Point, and the licensing of such Facility Trademarks by Infineon to Sears Point, shall be governed pursuant to the terms of Section 3 of this Agreement.

     Section 3.  Use and Licensing of Facility Name and Facility Trademarks.

           (A) License of Facility Name. Subject to the terms and conditions of this Agreement, Infineon hereby grants to Sears Point (and to any third party that is authorized by Sears Point to use the Facility) an exclusive, royalty-free license to use the Facility Name for purposes of full commercial exploitation of the Facility Name and logo (including any replacement Facility Name and/or logo), including, e.g. in the manufacture, distribution, marketing, advertising, publication, merchandising and sale of goods and services, the identification of the Facility, the provisions of directions to the Facility, the promotion of events and activities at the Facility, the maintenance of records, the compliance with provisions of this Agreement, and the performance of all other uses, functions, and activities with respect to the Facility consistent with this Agreement. The license under this Section 3(A) shall be irrevocable and noncancellable during the Term, but shall immediately and automatically terminate upon the end of the Term, regardless of reason, subject only to Section 3(H) below.

           (B) License of Facility Trademark. Subject to the terms and conditions of this Agreement, Infineon hereby grants to Sears Point an exclusive royalty-free license to use the Facility Name and Facility Trademarks to advertise and promote the Facility and events at the Facility; to produce, advertise and sell apparel, souvenirs and other merchandise identifying the Facility; and for all other uses permitted by this Agreement or for other uses, functions, and activities relating to the Facility. Sears Point may sublicense the rights granted under this Section 3(B), in which event the sublicensee shall comply with all obligations of Sears Point set out in this Section 3. The license under this Section 3(B) shall be irrevocable and noncancellable during the Term, but shall immediately and automatically terminate upon the end of the Term, regardless of reason, subject to Section 3(H) below.

           (C) Quality Control. Sears Point will use the Facility Name and Facility Trademarks consistent in all material respects with the style guidelines ("Style Guide"). Preliminary and incomplete versions of the Style Guide are attached hereto as Exhibit I. The parties will agree within thirty
(30) days of execution of this Agreement upon the final and complete Style Guide. Sears Point will use the Facility Name and Facility Trademarks consistent with the preliminary Style Guide until there is agreement as to the final Style Guide, and will obtain Infineon's approval prior to use for any use inconsistent with the preliminary Style Guide. The parties acknowledge that the Style Guide may be modified from time to time to allow for mutually acceptable changes in the appearance and uses of the Facility Name, Facility Trademark and Infineon logo. Neither party shall unreasonably refuse approval of such modifications. Further, any material deviation from such Style Guide must first be approved by Infineon (which will not be unreasonably refused). Any products bearing the Facility Name and/or any of the Facility Trademarks shall be produced consistent with such Style Guide and shall be of high quality and consistent with Infineon's image and reputation.

                 From time to time Infineon shall have the right, upon reasonable advance written notice to Sears Point, to conduct, directly or through its agents, quality control inspections and/or testing of each type and style of products, brochures, advertisements or merchandise bearing the Facility Name and/or the Facility Trademarks to insure compliance with the requirements of this Agreement. Sears Point hereby expressly consents to such random quality control testing, to be conducted in the reasonable discretion of Infineon.

           (D) Preservation. Sears Point agrees that all use of the Facility Name and the Facility Trademarks during the Term is intended to inure to the benefit of Infineon and that it will cooperate fully and in good faith with Infineon for the purpose of securing and preserving Infineon's exclusive rights in and to the Facility Name and Facility Trademarks. Sears Point agrees not to challenge the validity of the Facility Name, the Facility Trademarks, or any other trademarks owned or used by Infineon during the Term. Sears Point shall not adopt, use or register a trade name, trademark or service mark that is identical to or confusingly similar to the Facility Name or the Facility Trademark at any time during the Term or thereafter. Sears Point shall at all times exercise good faith best efforts to avoid having any entity or person subject to its control engage in any conduct which would demean or damage the reputation, image and goodwill of Infineon.

           (E) Compliance with Law. Sears Point agrees to comply with all applicable laws, rules and regulations with regard to its use of the Facility Name and Facility Trademarks including, but not limited to, any county, state or federal law. Infineon agrees to establish, register and maintain its rights in and to the Facility Name and Facility Trademarks consistent with all applicable laws.

           (F) Infringement. Each party shall promptly notify the other party in writing of any infringement or potential infringement of the Facility Name and/or Facility Trademarks that comes to its attention and each party agrees to cooperate with the other in taking steps to terminate such infringement. Whenever any infringement activity is taking place at the Facility, Sears Point may initiate any reasonable proceedings or legal action designed to prevent the continuation of an illegal enterprise at its Facility provided Infineon is promptly notified of such proceedings, and Infineon shall cooperate therewith. Before Sears Point initiates any legal action against any third party for infringing upon the Facility Name or any of the Facility Trademarks it shall obtain Infineon's written permission which shall not unreasonably withheld or delayed; provided that in emergencies in which Sears Point in good faith believes the name or reputation of the Facility or its products is immediately and materially threatened, Sears Point may seek temporary or preliminary injunctive or equitable relief without first receiving permission from Infineon .. If Infineon approves any such legal action, Infineon shall have the right to initiate and control such legal action, taking into account the legitimate concerns of Sears Point. Infineon hereby agrees that it shall be solely responsible for any infringement claims asserted against Sears Point arising out of the use by Sears Point (or any sublicensee) of the Facility Name or the Facility Trademarks consistent with the uses authorized by this Agreement during the Term, and shall hold Sears Point and its sublicensees harmless and defend them (with counsel reasonably approved by Sears Point) against any claims, costs (including, e.g. attorney's fees, expert witness and court costs), or liability arising from such claims.

           (G) Infineon Authorization. Infineon agrees that it will not, and will not authorize any third party to, produce, advertise or sell apparel, souvenirs or other merchandise identifying the Facility and/or using the Facility Trademarks without the prior written approval of Sears Point, which it may withhold in its sole and absolute discretion. As contemplated by Exhibit G, Infineon may purchase apparel, souvenirs or other merchandise identifying the Facility and/or using the Facility Trademarks produced by or on behalf of Sears Point from Sears Point at the lower of (i) Sears Point's standard retail price for such merchandise, less twenty-five percent (25%), or (ii) the then current sale price. The sale by Infineon or an authorized third party of Infineon of any apparel, souvenirs or other merchandise identifying the Facility and/or using the Facility Trademarks, shall be subject to the following conditions: (i) written approval by Sears Point, as specified above, and (ii) agreement between the parties on a royalty payable to Sears Point for any such sales.

           (H) Termination. At the end of the Term, Sears Point and any sublicensees will be deemed to have assigned, transferred, and conveyed to Infineon any rights, equity, goodwill, title or other rights in and to the Facility Name and Facility Trademarks which may have been obtained or which may have vested, and such parties will execute any instrument reasonably requested by Infineon to accomplish or confirm the foregoing. Any such assignment, transfer or conveyance shall be without consideration other than the mutual covenants and considerations of this Agreement. At the end of the Term, Sears Point and any sublicensees shall cease all use of the Facility Name and the Facility Trademarks. Notwithstanding the foregoing provisions of this Section 3(H), Sears Point shall have the right for eighteen (18) months after termination or expiration of the Term, regardless of reason, to use the Facility Name and Facility Trademark locally (and only locally) and on the Facility web site to identify the location of the track in which name/location "formerly Infineon Raceway" or other Facility Name may be used during the eighteen (18) month transition period. For a period of two (2) years after the expiration or termination of the Term (regardless of the reason), Infineon shall not be entitled to use, and shall not permit anyone else to use, the Facility Name or a new name using the words "Infineon" and "Raceway" or the Facility logo for any motorsports raceway, race track or similar facility in any of the following jurisdictions: California, Nevada, Arizona, Oregon, Washington, Utah or Colorado. Infineon shall re-register, extend, and otherwise keep in force and effect any trade name or trademark registrations using the name Infineon Raceway, and will not use or permit any third party to use the name Infineon Raceway or any similar name or the Facility logo for such 2 year period. Upon the request of Sears Point and the notification by Sears Point in writing of any infringement or potential infringement of the Facility Name and/or Facility Trademarks that come to its attention during such 2 year period, Infineon will take steps to terminate such infringements, including legal action if necessary. Notwithstanding the foregoing, the parties understand that NASCAR and/or broadcasters of races or events at the Facility may use the Facility Name, Facility logo, and/or Facility Trademarks after termination in connection with rebroadcasts or references to races and events that took place at the Facility during the Term.

     Section 4.  Signage Obligations at Facilities.

           (A) Facility Signage. Sears Point will, at Sears Point's expense, cause all current Facility signs displaying the name "Sears Point Raceway" to be replaced with signs of approximately similar size, placement and prominence displaying the Facility Name and/or Facility Trademarks. Should Infineon initiate replacement or modification of such signs following Sears Point's initial replacement, it shall be at the expense of Infineon and subject to the prior approval of Sears Point, such approval not to be unreasonably withheld. Standard refurbishing and upkeep of such signs shall be at the expense of Sears Point. Details of minimum Facility Signage bearing the Facility Name and/or the Facility Trademarks and location are set forth in Exhibit C, and shall apply to the following signage:

                 .     Facility and all directional signage

                 .     Roadcourse television and spectator signage

                 .     Dragstrip signage

                 .     Karting Center signage

                 .     Shuttle System: Vehicle and Stops

                 .     Concession and Souvenir Areas

                 .     Parking signage

                 .     Highway Entrance

            .   Highway Marquee

            .   Lap Leader Tower

            .   Infield logo signage

All such signage may be modified or altered by Sears Point in connection with modification or alteration of the Facility or to improve spectator views, or otherwise to improve the Facility, subject to Infineon's consent, which shall not be unreasonably withheld. Sears Point shall use its reasonable best efforts to cause the State of California, Caltrans, the County of Sonoma and other appropriate agencies to convert any existing interstate and highway road signs near the Facility using the Facility Name, to the extent available under applicable laws and regulations.

            (B) Timing of Signage. Sears Point shall complete the replacement of Facility signage in all material respects in accordance with the roll-out schedule set forth in Exhibit D-1. Sears Point shall announce the new Facility Name at the NASCAR Winston Cup event on June 22, 2002, such announcement to be in form and manner approved by Infineon, by which time the Facility signs indicated in Exhibit D-2 shall display the Facility Name.

            (C) Infineon Advertising Signage. Sears Point shall, at its expense, provide and maintain structures around the Facility for Infineon advertising signage. Sears Point shall maintain the signage at the Facility in good order and repair. Such signage shall include, without limitation, the roadcourse, grandstand, soundwall, guardwall, television and spectator signage package and the dragstrip signage package as set forth in Exhibit E, which shall include details regarding size, location and timing of the rollout of the signage. Infineon will pay for the design, fabrication, installation, maintenance and periodic replacement (as required to maintain a quality appearance) of all Infineon advertising signs and surfaces.

            (D) Placement. Sears Point shall use good faith best efforts to insure that all signage referred to in this Section 4 shall remain visible, both in person and on any video broadcast, at all times during all events during the Term. Prior to each event at the Facility, Sears Point shall use best efforts to communicate with the broadcasters to determine the optimal placement of Infineon advertising signage and to encourage video broadcasters not to alter or obscure such signage from view, either physically, digitally or electronically. Sears Point shall cause any physical obstructions to such signage to be removed promptly after Sears Point becomes or is made aware of such obstruction.

            (E) Responsibility for Costs. Sears Point shall provide the artwork for the Facility Name to be deployed pursuant to Exhibit C signage; provided, that Infineon shall have the right to approve the artwork, which approval shall not be unreasonably withheld. Sears Point will bear all costs associated with the Facility Name conversion. This will include conversion of all Facility Name signage, stationery, publications, uniforms, promotional materials, web pages and other existing items currently bearing the Sears Point name. All subsequent signage changes initiated by Infineon will be paid for by Infineon. Should Infineon initiate replacement or modification of Facility signs following Sears Point's initial placement of them, it shall be at the expense of Infineon and subject to the prior approval of Sears Point, such approval not to be unreasonably withheld. Standard refurbishing and upkeep of signs, other than Infineon advertising signage (which is Infineon's responsibility and expense), shall be at the expense of Sears Point.

             (F) Reservations. Sears Point reserves the right to provide advertising, promotions, or event names to non-Competitors. Sears Point shall not provide advertising, including, without limitation, advertising on the rebranded Sears Point Website, promotions, or event names to Competitors unless it is to a Tier 2 Competitor, in which case it shall be subject to Infineon's prior written consent, which consent shall not be unreasonably withheld and subject to the provisions of the last sentence of Section 1(D). Any prohibitions in this Agreement with respect to naming rights, signage, or advertising or grants of exclusivity with respect thereto (i) will apply to the Facility only and not to other racetracks owned by Speedway or its subsidiaries or affiliates, and (ii) will not apply at the Facility to team sponsorships, sanctioning body sponsorships, racing services sponsorships, and individual competitors.

     Section 5. Pavilion Entitlements. Sears Point will create the consumer and B2B venues referenced below. Infineon with its strategic partners and Sears Point will work together to acquire display materials to develop and equip these venues. Exhibit F sets forth details with respect to Pavilion Entitlements. Infineon will receive displaying rights for Infineon products at the following Pavilion venues:

             .   Infineon Business Solutions Center

             .   Infineon Tech Pavilion

The Pavilion venues will be established at the locations identified in Exhibit F Sears Point reserves the right to maintain or establish other venues for other sponsors for concessions, displays, or themed attractions; provided, however, that Sears Point shall not grant any Pavilion Entitlements to a Competitor.

             Sears Point shall provide the initial artwork and installations for the venues and signage; provided, that Infineon shall have the right to approve the artwork, which approval shall not be unreasonably withheld. Should Infineon choose to replace or modify such signs following the initial placement thereof by Sears Point, such replacement or modification shall be at the expense of Infineon and subject to the prior approval of Sears Point, such approval not to be unreasonably withheld. Standard refurbishing and upkeep of such signs shall be at the expense of Sears Point.

     Section 6. Branding and Promotional Obligations of Sears Point. Sears Point agrees to conduct the following promotional activities for the benefit of
Infineon:

             (A) Name on Items. Promptly after the date this Agreement is executed, Sears Point shall print the Facility Name and/or the Facility Trademarks in all event marketing, advertising, promotional materials and media relation materials, including without limitation all:

                 (1) Official stationery, letterhead, envelopes and business cards;

                 (2)  Television advertising created or placed by Sears Point;

        (3)  Radio advertising created or placed by Sears Point;

        (4)  Print advertising created or placed by Sears Point;

        (5)  Internet advertising created or placed by Sears Point;

        (6)  Direct Mail advertising;

        (7)  Promotional Flyers;

        (8)  Race Schedules;

        (9)  Magnet Schedules;

        (10) Event Posters;

        (11) Tickets;

        (12) Newsletters;

        (13) Parking Passes;

        (14) Ticket Mailers;

        (15) Credentials;

        (16) Maps;

        (17) Souvenir merchandise, programs, newsletters, brochures and other publications produced by Sears Point, including "The Pit Reporter" newspaper;

        (18) Employee and Security Uniforms*;

        (19) All marked concession products used by Sears Point's food service provider, Levy Restaurants, that currently have the "Sears Point Raceway" name or logo (such, as drink cups, marked food wrappers, etc.);

        (20) Pace cars and grounds-keeping vehicles used at the Facility; and

        (21) Press releases issued by Sears Point in connection with Facility events.

[* Except for independent contractors where Sears Point cannot provide the uniforms to such parties under commercially reasonable arrangements.]

     (B) Promotional Activities. Sears Point will cooperate with Infineon to design a program that will best promote the new Sears Point-Infineon relationship to the public. Sears

Point shall bear the cost of all initial media announcements of the new Sears Point-Infineon relationship.

             (C) Web Site. Sears Point will register and convert its web site (Searspoint.com) to www.infineonraceway.com and include the Facility Name Logo on such web site. It shall contain a hot link to Speedway's internet web site and to Infineon's internet web site. All references on the web site to Sears Point shall be changed to the Facility Name. Sears Point shall pay the expenses of establishing such "hot link".

             (D) Merchandise. All Facility merchandise produced and sold by Sears Point or its licensees after June 22, 2002 and for the remainder of the Term shall include the Facility Name and/or logo.

             (E) Use of Sears Point Name. The parties hereto acknowledge and agree that Sears Point may (i) sell through July 31, 2002 its existing stock of souvenirs (such as apparel, accessories, commemorative items, etc.) that have previously been produced containing the Sears Point name or logo, and (ii) distribute tickets, programs, and promotional materials already printed for the remainder of the 2002 season, provided, however, that Sears Point shall use best efforts to apply a prominent sticker with the Facility Trademark to each such program and item of promotional material. Sears Point shall not use or display the Sears Point name or logo except as specifically authorized in this Agreement.

             (F) Sears Point shall provide at its expense one (1) full page, four color ad in all Sears Point produced event programs where deadlines can be met. Infineon will be responsible for the creation, art work, and production of such advertisements and the costs thereof.

     Section 7.  Promotion Obligations of Infineon.

             (A) Hot Link. Sears Point will receive space to include a Facility logo on www.infineon-sponsoring.com for purposes of a "hot link" to the rebranded Sears Point web site in the Facility Name. The link shall take users directly to the Facility's home page with framing. Infineon shall pay the expenses of establishing such "hot link".

             (B) Advertising to Employees. Infineon will provide Sears Point with a reasonable opportunity to provide promotional materials to the employees of Infineon and its subsidiaries located in the United States. Infineon will cooperate with Sears Point in the marketing of discount tickets and other special offers for Infineon employees.

             (C) Relationships. The parties, under Infineon's leadership, will use reasonable efforts and will take reasonable steps to cooperate with each other to stimulate relationships between Sears Point and Infineon's customers.

     Section 8.  Client Entertainment Elements.

             The following items will be provided to Infineon each Contract
Year as a part of the Agreement. Infineon may "charge" any incremental hard costs (for instance, food & beverage) for these items against the "Annual Credit Bank" set forth in Section 9.

             . One sixty-four (64) person suite, including tickets and the parking package customary for such a suite.

             .   Twenty-five (25) season passes.

             .   Twelve (12) preferred parking passes.

             . Hospitality chalets (exclusive of catering) for up to one hundred (100) persons per event including tickets at NASCAR Winston Cup, AMA Superbike, Infineon Mountainbike Challenge, Wine Country Classic Vintage Races and American Le Mans Series events.

             .   Four (4) golf carts at each event.

             .   One (1) dedicated shuttle transport to hospitality chalets.

             . Behind the scenes experiences subject to availability: Paddock/ Garage Access, Official Starter, Driver's Meeting, Pit Area, Press Conferences, Pace Car Rides.

             . Eight (8) private race track days for Infineon and Clients on full size road course ("preferred track days"). Specific preferred track days (and proposed alternate days) during the first Contract Year shall be agreed upon within one (1) month of execution of this Agreement. Thereafter, such preferred track days (and proposed alternate days) for each calendar year commencing with 2003 shall be identified by Infineon by July 31 of the preceding year and scheduled by Sears Point by September 30 of such preceding year. Subject to availability, additional preferred track days may be arranged through Credit Bank, to the extent available. Unused track days will not carry over to the next year.

             . Eight (8) Kart days for Infineon and Clients on full size Kart course ("Kart days"). Specific Kart days (and alternate Kart days) during the first Contract Year shall be agreed upon within one (1) month of execution hereof. Thereafter, the Kart days (and alternate Kart days) for each calendar year, commencing with 2003, shall be identified by Infineon by July 31 of the preceding year and scheduled by Sears Point by September 30 of such preceding year. Subject to availability, additional Kart days may be arranged through the Credit Bank, to the extent available. Unused Kart days will not carry over to the next year.

             . Commercials or special signage on closed circuit televisions and big screen events.

               . Electrical power to suites and tents, and telephone connections in suites and pavilions.

               . Rights to provide product samples, including those related to strategic partners pursuant to Section 11, on site.

All preferred track days and Kart days are subject to availability. However, Infineon shall have priority as to track days and Kart days, subject to spectator, traditionally scheduled, and contractually scheduled events at Sears Point and established patterns of consecutive day track usage for existing tenants, leaving approximately eight (8) to ten (10) track weekends per year (in addition to various weekdays) available for Infineon scheduling. Sears Point will supply at its expense the standard Karts used on the Kart track. All damage to the Karts in excess of standard wear and tear will be at Infineon's expense. All vehicles supplied by Sears Point with respect to the race track, and any vehicles supplied by Sears Point other than the standard Karts with respect to the Kart track will be charged to Infineon at standard retail pricing. Infineon Users, as defined in Section 22(F), will be required to sign liability releases specified by Sears Point as a condition of any use of the Kart track and race track at the Facility.

At least forty-five (45) days before a scheduled preferred track day or a Kart day, Infineon shall provide written notice to Sears Point of the proposed uses and agenda for each such date. Within fifteen days of such notice, Sears Point shall respond to Infineon regarding the proposed use as to whether the use is acceptable, the Support required, and an estimated cost of the support payable by Infineon. "Support" as used herein includes, but is not limited to, rescue truck/safety crew, ambulance (s), helicopter, corner workers, and other personnel, equipment and material necessary to staff the track for such use. Normal Support consists of rescue truck/safety crew, ambulance(s), and corner workers. Sears Point shall be responsible, at its own cost and expense, for supplying all normal Support, except for ambulance(s). The ambulance(s) and all Support which is not normal and is utilized in connection with such preferred track days and Kart days shall be at Infineon's expense.

At the request of either party, the other party shall provide promptly a written summary of the insurance it will have in effect during the applicable preferred track day or Kart day.

   Section 9.  Credit Bank.

               (A) Use of Credit Bank. Sears Point will provide Infineon with a credit ("Credit Bank") that can be exchanged for goods and services as described below. The amount of the Credit Bank for each Contract Year shall be equal to five percent (5%) of the annual Adjusted Gross Sponsorship Fee (as defined in in Section 16 below) applicable for that Contract Year. The Credit Bank may be redeemed in exchange for the following items:

               .  Merchandise.

               .  Food and Beverage.

               .  Russell Racing School Programs.

                 .    Private Track Racing Experiences.

                 .    Employee Event Days.

                 .    Track Rentals at other Speedway Motorsports facilities.

                 .    Helicopter & Luxury transportation to and from events.

Each of these items shall be redeemable at the standard pricing used by Sears Point for such goods or services (i.e. without regard to any deductions or credits that Sears Point may offer or have offered to any other party at any time), except as provided in Section 3(G).

           (B) Other Terms. Unused Credit Bank balances at the end of a Contract Year can only be carried forward for a maximum of 90 days, and in no event will any unused portion of the Credit Bank carry forward beyond the Term and no portion of any unused Credit Bank shall entitle Infineon to a refund. Once the Credit Bank granted herein for any Contract Year is exhausted, credit available for the next Contract Year cannot be used. Infineon will provide a list of personnel able to draw on the Credit Bank. Quarterly accountings of the charges against and balance remaining in the Credit Bank will be provided by Sears Point.

     Section 10. Executional Support. Support staff will be provided for ease of execution. At Sears Point, the following staff will be assigned as an execution team:

           . A primary contact shall be available to Infineon year round and on track usage days, to assist at events, and to assist with hospitality and travel arrangements in advance of events.

           .     Media relations staff to assist with any press functions

           .     Marketing Manager to assist with strategic partner execution

     Section 11. Strategic Partner Inclusion. Subject to the approval of strategic partners by Sears Point, which approval will not be unreasonably withheld, Infineon will the have the right to transfer to its listed strategic partners the rights it has under this Agreement, excepting Facility naming rights. Such transferable rights shall include, e.g. signage, hospitality inventory as outlined in Section 8, and event sponsorship as outlined in Section 1(D). Facility naming rights may not be transferred to any other party except as provided in section 24(B), below. The identity of strategic partners will be subject to review in each year. Furthermore, the parties agree to reasonably cooperate in evaluating and developing new B2B opportunities, including, as appropriate, the introduction of the other party to key decision-makers of strategic partner companies.

     Section 12. Category Exclusivity at the Facility. During the Term, Infineon will receive product category sponsorship exclusivity with respect to Competitors in the semiconductor category at the Facility. Sears Point agrees not to sell or offer advertising and/or sponsorship to any Tier 1 Competitor for any inventory under its control. Advertising and/or sponsorships may be sold to a Tier 2 Competitor for non-competing product lines, but shall be subject to Infineon's prior approval, which shall not be unreasonably refused and subject to the provisions of the last sentence of Section 1(D). Sears Point may request permission from Infineon to sell advertising and/or sponsorship to a Tier 1 Competitor for a non-competing product or service, which permission Infineon may deny in its sole and arbitrary discretion.

     Section 13. Infineon Employee Benefits. Infineon employees will receive mutually agreed to benefits as a part of this Agreement with respect to the Facility. The following are areas where all full-time Infineon employees will receive individual price reductions and/or special benefits:

     . Discounted race/event tickets, priority seating, and dedicated seating in connection with advance purchase and procedures as specified by Sears Point

     . Discounted merchandise and limited edition merchandise for off-Facility purchases by mail or otherwise as prescribed by Sears Point

Exhibit G provides details with respect to level of discount and other matters relating to these special benefits. Sears Point will collaborate with Infineon to create and produce events specifically targeted to Infineon employees and their families. Bulk purchases by Infineon for employees or others will be paid by Infineon or charged at retail to the Credit Bank.

     Section 14. Term. The initial term of this Agreement shall be for a period of ten (10) years commencing on June 1, 2002 and ending at midnight on May 31, 2012 unless sooner terminated as provided in this Agreement, or extended as provided under Sections 1(A), 15, or 24(B)(ii) (the "Term"). Conversion of signage and establishment of physical venues will be effected expeditiously but will not be completed (or in some cases started) until after the start of the Term.

     Section 15. Options to Negotiate Extension/Sale of Post Term Rights.

           (A) Options to Negotiate Extension. Provided this Agreement has not been terminated, and Infineon is not in material default hereunder at the time it exercises its rights hereunder, Infineon shall have the right to invoke good faith negotiations for the extension of this Agreement for an additional ten
(10) year period. The terms of such rights to negotiate are as follows:

                 (i) Infineon shall provide Sears Point with written notice of its desire to enter into negotiations with respect to this renewal option by no later than November 30, 2010 ("Negotiation Notice").

                 (ii) Within thirty (30) business days after receipt of such Negotiation Notice, Infineon and Sears Point shall commence good faith negotiations regarding the amount of compensation to be paid by Infineon to Sears Point for such 10-year extension of the Term. Except for the fees to be paid by Infineon, all other terms of this Agreement shall remain the same, unless otherwise agreed in writing by the parties.

                 (iii) If Infineon and Sears Point have not reached agreement as to the price for such renewal term by midnight on the sixtieth (60th) day following receipt by Sears

Point of the Negotiation Notice, Sears Point shall have no further obligations under this subsection 15 (A) and shall be free to negotiate with third parties as to any of the rights previously granted to Infineon in this Agreement ("Rights").

           (B) Sale of Post Term Rights. If Infineon shall have elected not to provide the Notice described in Section 15(A)(i), or if Infineon and Sears Point shall not have reached agreement as described in Section 15(A)(iii), and Sears Point, during the Term, desires to enter into any agreement to sell the naming rights to the Facility together with Pavilion Entitlements, other rights to inventory, sponsorships, or publicity at the Facility ("Rights"), then Sears Point shall comply with the following procedure:

                 Before entering into any agreement or agreements with any other party to acquire all or any major identifiable portion of the Rights including naming rights to the Facility, Sears Point shall in each instance first provide written notice ("Offer Notice") of the material terms of such offer to Infineon. Infineon shall have the right to enter into an agreement or agreements with Sears Point for such rights on terms no less favorable to Sears Point than those contained in such offer or offers by providing written notice of its election to acquire such rights to Sears Point within seven (7) business days upon its receipt of the applicable Offer Notice.

           (C) Sale to Competitor. In the event the Facility is sold to or merged into or otherwise comes under the control of a Competitor, Infineon may terminate this Agreement within ninety (90) days of the date of such sale or merger. In such event, no future sponsorship fees shall be due and the net sponsorship fee and Credit Bank for such year will be prorated to the date of termination. Any excess payment by Infineon will be refunded promptly; any amounts owing by Infineon will be paid to Sears Point.

     Section 16. Payment.

           (A) Sponsorship Fee. As consideration for the rights contained in this Agreement, Infineon will pay to Sears Point each Contract Year, the Adjusted Gross Sponsorship Fee for such year set forth below. The calculations for the Credit Bank for the applicable year shall be based upon the Adjusted Gross Sponsorship Fee set forth below. Fees for the first Contract Year (2002-2003) are to be paid as follows: fifty percent (50%) (less the credit of the deposit from Infineon of $150,000) to be paid on October 1, 2002, with the balance paid in two (2) equal installments on December 1, 2002 and March 1, 2003. For each subsequent Contract Year, sponsorship fees in four (4) equal payments on or before June 1, October 1, December 1, and March 1, of such Contract Year as follows:

     ---------------------------------------------------------------------
                                                        Adjusted Gross
        Contract Year       Gross Sponsorship Fee       Sponsorship Fee

     ---------------------------------------------------------------------
            2002                 $2,792,700                $2,610,000

     ---------------------------------------------------------------------
            2003                 $2,963,900                $2,770,000

     ---------------------------------------------------------------------
            2004                 $3,145,800                $2,940,000

     ---------------------------------------------------------------------

     ---------------------------------------------------------------------
                                                        Adjusted Gross
        Contract Year       Gross Sponsorship Fee       Sponsorship Fee

     ---------------------------------------------------------------------
            2005                 $3,338,400                $3,120,000

     ---------------------------------------------------------------------
            2006                 $3,541,700                $3,310,000

     ---------------------------------------------------------------------
            2007                 $3,755,700                $3,510,000

     ---------------------------------------------------------------------
            2008                 $3,985,750                $3,725,000

     ---------------------------------------------------------------------
            2009                 $4,231,850                $3,955,000

     ---------------------------------------------------------------------
            2010                 $4,494,000                $4,200,000

     ---------------------------------------------------------------------
            2011                 $4,772,200                $4,460,000

     ---------------------------------------------------------------------


At Infineon's option, Infineon may pay Sears Point amounts in addition to the Adjusted Gross Sponsorship Fee, but not exceeding the Gross Sponsorship Fee. The pro rata amount of any quarterly payment made by Infineon in excess of the Adjusted Gross Sponsorship Fee will be paid by Sears Point to a marketing agency selected by Infineon within twenty-one (21) days of receipt by Sears Point of Infineon's quarterly sponsorship fee. The marketing agency's duties are set forth in Exhibit H.

           (B) Significant Decline in Business. In the event Sears Point should cease to hold an annual NASCAR Winston Cup (or successor or other multi-year equivalent ) event, either party may terminate this Agreement within 30 days of notice of the cessation of such event. Should neither party elect to terminate, then the Gross Sponsorship Fees and the Adjusted Gross Sponsorship Fees shall be reduced by sixty percent (60%). If the Quantified Media/Branding Value as defined below (i)declines by at least ten percent (10%) below the Quantified Media/Branding Value for the previous calendar year for two (2) consecutive calendar years or (ii) declines by at least twenty-five percent (25%) over any three (3) consecutive calendar year period, then the remaining Gross Sponsorship Fees and the Adjusted Gross Sponsorship Fees will be reduced by the same percentage decline as reflected in such consecutive multi-year decline, and prorated for the applicable Contract Year as of January 1 of the calendar year immediately succeeding the last calendar year of the multi-year decline, and will be in effect for each Contract Year thereafter. No adjustment because of a decline in Quantified Media/Branding Value shall include the calendar year in which the Facility ceased to hold the NASCAR Winston Cup (or successor or other multi-year equivalent) or the succeeding calendar year. Four weeks after the end of each calendar year, there will be a quantification of media/branding value for the year just completed compiled by Joyce Julius or successor approved by the parties utilizing a methodology year to year consistent with that utilized in 2002 as approved by the parties (the "Quantified Media/Branding Value").

           (C) Annual Plan and Periodic Reviews. Six weeks prior to the commencement of each calendar year, Sears Point shall submit to Infineon an annual plan that will best promote the Sears Point-Infineon relationship to the public; such plan shall be jointly reviewed from time to time as needed, but not more frequently than quarterly. Senior representatives of Sears Point and Infineon, including Infineon's marketing consultant, shall meet in person each calendar quarter to discuss progress of the promotional efforts undertaken pursuant to the annual plan prepared by Sears Point, and Sears Point shall prepare at its own expense and present to Infineon each year a comprehensive written annual report detailing the activities and progress under the annual plan prepared by Sears Point. The annual report will include a recapitulation of each major event and such other information about the Facility, sponsors and events as Infineon may reasonably request.

           Sears Point agrees to identify for Infineon and negotiate with Infineon regarding any opportunity for Infineon to expand its signage inventory, media displays, advertising, event entitlements and sponsorships, naming rights with respect to consumer and B2B venues or other discrete and identifiable portions of the Facility when such opportunity relates to an annualized fee-generating value of at least twenty-five thousand dollars $ 25,000 ("Opportunity"). Sears Point shall negotiate exclusively with Infineon for a period of seven (7) business days after first contacting Infineon of the availability of such Opportunity; provided, however, that the provisions of this paragraph will not apply to the renewal with the existing holder of any such Opportunity.

           Sears Point shall have the right to disapprove of any racing marketing consultant used by Infineon in connection with the administration of this Agreement, provided that Sears Point believes in good faith that the racing marketing consultant is retained or engaged by a competitor of the Facility or another entity owning a track which hosts a NASCAR Winston Cup Event to provide racing marketing consulting services, and in such case, Infineon shall cease using such marketing consultant in connection with this Agreement and will not disclose to such disapproved marketing consultant any material information received in connection with the operations or plans of Sears Point or the Facility.

     Section 17. Review of Tickets, Forms, Etc. Sears Point shall prepare its tickets, brochures and forms as provided in the Style Guide. Sears Point has provided Infineon with its existing raceway credential application form, waiver form, ticket, participant entry form and similar forms to enable Infineon to review and comment on such forms. Not later than June 17, 2002, Infineon shall provide comments on such forms to Sears Point. Sears Point and Infineon agree to cooperate with each other to make changes to such forms as are mutually acceptable to each other and subject to the approval of Sears Point's risk management consultants.

     Section 18. Jurisdiction: Venue; Arbitration.

           (A) Resolution of Claims. Any controversy, dispute or claim ("Claim") arising out of or relating, to this Agreement, or the relationship of or dealings between the parties hereto shall be resolved as specified in this
Section 18.

           (B)   Forum Selection. Subject to the other provisions of this
Section 18, any judicial proceeding brought with respect to this Agreement must be brought exclusively in a court of jurisdiction in the State of California, County of San Francisco, or the United States District Court for the Northern District of California. By execution and delivery of this

Agreement, each party hereto (i) accepts, generally and unconditionally, the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, and (ii) irrevocably waives any objection it may now or hereafter have as to the jurisdiction or venue of any such suit, action, or proceeding brought in such court or that such court is an inconvenient forum.

           (C) Claim. Upon written Notice by any party hereto of a Claim, each party shall designate in writing to the other party its Representative within fifteen (15) days of receipt of the Notice. The Representatives shall meet as often as necessary during a thirty (30) day period following the Notice (or such other time period as the Representatives may agree) to gather and furnish to the other all information with respect to the Claim which is appropriate and germane to its resolution. The Representatives shall negotiate in good faith in an effort to resolve the claim without the necessity of any formal proceeding relating thereto. The specific format for such discussions will be left to the discretion of the Representatives.

           (D) Mediation. Any dispute which is not resolved pursuant to the procedures set forth above will be submitted by the parties to mediation at JAMS/Endispute ("JAMS") in San Francisco, California. The parties agree to bear equally the costs of such mediation. The parties will jointly appoint a mutually acceptable mediator, seeking assistance from JAMS if they have been unable to agree upon such appointment ,within twenty (20) days from the conclusion of the discussions required under the preceding subsections. The parties agree to participate in good faith in the mediation and negotiations related thereto for a period of thirty (30) days.

           (E) Arbitration. Any Claim arising out of or relating in any way to this Agreement or any other agreement or instrument delivered in connection with this Agreement, or the transactions arising hereunder or thereunder, that cannot be resolved by negotiation or mediation among the involved parties, shall be settled exclusively by a binding arbitration ("Arbitration"), conducted by a single arbitrator ("Arbitrator") chosen by the parties as described below. Any party may initiate the Arbitration by written notice to the other and to the Arbitration Tribunal (as defined below). The date on which the notice is given is called the "Arbitration Initiation Date." The fees and expenses of the Arbitration Tribunal and the Arbitrator shall be shared equally by the parties and advanced by them from time to time as required; provided, however, that at the conclusion of the Arbitration, the Arbitrator may award costs and expenses (including the costs of the Arbitration previously advanced and the reasonable fees and expenses of attorneys, accountants and other experts) to the prevailing party. Except as expressly modified herein, the Arbitration shall be conducted in accordance with the provisions of Section 1280 et seq. of the California Code of Civil Procedure or their successor sections ("CCP"), including the right of discovery, and shall constitute the exclusive remedy for the determination of any Claim, including whether the Claim is subject to arbitration. The Arbitration shall be conducted under the procedures of the Arbitration Tribunal, except as modified herein. The Arbitration Tribunal shall be the San Francisco Office of JAMS, unless JAMS is unwilling or unable to act as Arbitration Tribunal, in which case the Arbitration Tribunal shall be the San Francisco Office of the American Arbitration Association ("AAA").

The Arbitrator shall be a retired judge arbitrator employed by JAMS selected by mutual agreement of the parties to the dispute, and if they cannot so agree within 30 days after the Arbitration Initiation Date, then as selected by JAMS. If AAA is the Arbitration Tribunal, the

Arbitrator shall be a retired judge or attorney selected from the Large and Complex Case Project ("LCCP") panel of the AAA, by mutual agreement of the parties to that dispute. If the parties to the dispute cannot agree on an Arbitrator within 60 days after the Arbitration Initiation Date, the Arbitrator shall be selected by the AAA, from its LCCP panel, through such procedures as the AAA regularly follows. In all events, the Arbitrator must have had not less than 5 years experience as a practitioner or arbitrator of complex business transactions. If for any reason the AAA does not so act, any party to the dispute may apply to the Superior Court in and for the County of San Francisco, California, for the appointment of a single Arbitrator.

Reasonable discovery, including requests for documents and depositions of material witnesses, shall be provided for under the control of the Arbitrator. The substantive law of the State of California without reference to its choice of law provisions shall apply to the proceedings. The Arbitrator shall try any and all issues of law or fact and be prepared to make the award within 30 days after the close of evidence in the Arbitration. When prepared to make the award, the Arbitrator shall first so inform the parties, who shall have 10 days to attempt to resolve the matter by a binding agreement between them. If the parties so resolve the matter, the Arbitrator shall not make any award. If the parties do not so resolve the matter, the Arbitrator shall make the award on the eleventh day following his notice of being prepared to make the award. The Arbitrator's award shall dispose of all of the claims that are the subject of the Arbitration and shall follow California law and precedent, and shall include written statements of fact and conclusions of law. Neither punitive damages nor trebled or otherwise escalated damages shall be awarded. The Arbitrator shall award reasonable attorneys fees and costs of the Arbitration to the prevailing party. The Arbitrator shall be empowered to (i) enter equitable as well as legal relief, (ii) provide all temporary and/or provisional remedies, and (iii) enter binding equitable orders. The award rendered by the Arbitrator shall be final and binding, and judgment thereon may be entered in any court of competent jurisdiction.

           (F) Injunctive and Equitable Relief. Notwithstanding anything contained herein, any party seeking injunctive or other equitable relief on an emergency, urgent, or time-sensitive basis, for which the procedures set forth in this Section 18 might not be able to grant such relief within the necessary time, may file suit without regard to the other provisions of this Section 18.

     Section 19. Publicity. No party shall issue any press release or make any public announcement or statement regarding the transactions contemplated hereby without the prior approval of the other party; provided, however, that in the event that a party determines, after consultation with counsel, that an announcement or statement is required by applicable law, such party may issue such announcement or statement; provided, that prior to such required disclosure the party shall cooperate with the other party with respect to the manner, timing and form of such disclosure and in obtaining any appropriate protective orders.

     Section 20. Insurance.

           (A) Without cost to Infineon, Sears Point shall maintain insurance in amounts and with coverage consistent with its insurance program in effect as of June 1, 2002, adjusted from time to time during the Term to make it consistent with prudent risk management protocols applied by similar racetrack operations. Such insurance coverage shall include appropriate endorsements to name Infineon and its subsidiaries and related companies and each of their respective directors and officers ("Infineon Parties") as additional insureds in connection with any event occurring at the Facility (including preferred race days and Kart days).

           (B) The kinds and amounts of insurance shall be as Infineon and Sears Point from time to time reasonably agree, but at a minimum Sears Point shall maintain liability insurance with per occurrence and aggregate limits of at least the levels currently maintained by Sears Point. Infineon shall be an additional insured on such policies, which shall contain severability of interest or cross liability clauses. Any deductibles or retentions with respect to such policies shall be the responsibility of Sears Point.

           (C) Such insurance or risk financing arrangements shall be primary with no rights of contribution, equitable or otherwise, with any other insurance afforded Infineon.

           (D) Sears Point shall furnish Infineon with certificates of insurance within thirty (30) days after execution of this Agreement, and, annually thereafter. Such certificates will stipulate that coverage will not be canceled or reduced without thirty (30) days' prior written notice to Infineon.

           (E) The requirements of this Section 20 will survive this Agreement and will remain in effect for five (5) years thereafter.

     Section 21. Maintenance of Facility.

     During the Term, Sears Point agrees to maintain the Facility and all appurtenant Sears Point facilities, including but not limited to all signage, in good condition at the sole expense of Sears Point, subject to reasonable wear and tear. Sears Point shall manage and operate the Facility in compliance with
(i) all applicable federal, state and local laws, rules, ordinances and regulations (including without limitation building and fire codes) and (ii) any other agreements or obligations imposed by and state or governmental authority with respect to the Facility, its operation and its events. The Facility shall be at all times insured as provided in Section 20.

     Section 22. Warranties and Indemnities.

           (A) Warranty of Sears Point. Sears Point Raceway, LLC warrants that it is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware; that it has all power and authority to execute and deliver this Agreement and to perform its obligations hereunder; that the execution, delivery and performance by Sears Point of this Agreement and the consummation of the transactions contemplated hereby has been duly and validly authorized by all requisite action, and no other act or proceeding by Sears Point is necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and that Sears Point is not subject to nor obligated under any applicable law, rule or regulation of any governmental authority, or any agreement, instrument, license or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by the execution, delivery or performance of this Agreement, and that there is no litigation, which if determined adversely to Sears Point, would prevent or seriously impair the value of this Agreement to Infineon. Sears Point Raceway, LLC warrants that it is the sole owner of the Facility and the real property on which the Facility is located, that no consent of any other person or entity is required for execution and performance of this Agreement, that the execution and performance of this Agreement will not constitute a breach of any agreements to which it or any affiliate is a party, and that no third party has been granted any rights or options pertaining to the subject matter of this Agreement, including rights to name the Facility or sponsor events, which are or could be inconsistent or in conflict with the rights granted to Infineon under this Agreement.

           (B) Warranty of Speedway. Speedway warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware; that it has all power and authority to execute and deliver this Agreement and to perform its obligations hereunder; that the execution, delivery and performance by Speedway of this Agreement and the consummation of the transactions contemplated hereby has been duly and validly authorized by all requisite action, and no other act or proceeding by Speedway is necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and that Speedway is not subject to nor obligated under any applicable law, rule or regulation of any governmental authority, or any agreement, instrument, license or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by the execution, delivery or performance of this Agreement. Speedway warrants that no consent of any other person or entity is required for execution and performance of this Agreement, that the execution and performance of this Agreement will not constitute a breach of any agreements to which it or an affiliate is a party, and that no third party has been granted any rights or options pertaining to the subject matter of this Agreement, including rights to name the Facility or sponsor events, which are or could be inconsistent or in conflict with the rights granted to Infineon under this Agreement.

           (C) Warranty of Infineon. Infineon warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware; that it has all power and authority to execute and deliver this Agreement and to perform its obligations hereunder; that the execution, delivery and performance by Infineon of this Agreement and the consummation of the transactions contemplated hereby has been duly and validly authorized by all requisite action, and no other act or proceeding by Infineon is necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and that Infineon is not subject to nor obligated under any applicable law, rule or regulation of any governmental authority, or any agreement, instrument, license or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by the execution, delivery or performance of this Agreement.

           (D) Indemnity Obligations of Sears Point and Speedway. Sears Point Raceway, LLC and Speedway jointly and severally shall indemnify and hold harmless Infineon and its affiliates, as well as their respective officers, directors, agents, employees, successors and assigns, from and against any and all claims, suits, damages, obligations, liabilities, judgments, costs and expenses including, but not limited to, costs and reasonable attorneys fees ("Claims"), arising out of, based on or in any other manner related to (i) the breach of any representation, warranty, covenant or obligation of Sears Point under this Agreement, or (ii) the ownership or operation of the Facility and its premises; except that such indemnity shall not extend to any Claims to the extent caused by or arising from the gross negligence or wrongful misconduct of

Infineon or its officers, employees, agents, representatives, contractors, sublicensees, contestants and customers.

             (E) Indemnity Obligations of Infineon. Infineon shall indemnify and hold harmless Sears Point and its respective affiliates, as well as its respective officers, directors, agents, employees, successors and assigns, from and against any and all claims, suits, damages, obligations, liabilities, judgments, costs and expenses including, but not limited to, court costs and reasonable attorneys fees ("Claims"), arising out of, based on or in any other manner related to (i) the breach of any representation, warranty, covenant or obligation of Infineon under this Agreement, or (ii) any claim by any third party of infringement with respect to use of the name Infineon, or any Infineon trademark or logo as modified and used as a Facility Trademark, Facility Name or logo in compliance with the terms of this Agreement; except that such indemnity shall not extend to any Claims to the extent caused by or arising from the gross negligence or wrongful misconduct of Sears Point or its officers, employees, agents, representatives, contractors, sublicensees, contestants and customers.

             (F) Regardless of subsection (D), above, the parties acknowledge that Infineon and its directors, officers, employees, agents, and invitees ("Infineon Users") will sign all liability releases in connection with the use of any of the race tracks at the Facility and the same shall be fully effective.

     Section 23.  Default and Right To Cure.

             (A) Defaults by Infineon. The following events shall be deemed to be events of default by Infineon under this Agreement:

                  (i)   Infineon shall fail to pay any installment due under
Section 16(A) or any other charge or assessment against Infineon pursuant to the terms of this Agreement within 20 days after the due date thereof;

                  (ii) Infineon shall fail to perform any other material obligation of Infineon under this Agreement, other than the payments required under Section 16(A) or any other charge or assessment payable by Infineon, and shall not cure such failure within thirty (30) days after notice thereof to Infineon; provided, that if the nature of such failure is that it can be cured but cannot be reasonably be cured within such 30 day period, Infineon shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently and expeditiously completes such cure as soon as possible but in no event later than 90 days after the receipt of notice from Sears Point.

                  (iii) Infineon shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a petition in bankruptcy, or shall be adjudicated as bankruptor insolvent, or shall file a petition in any proceeding seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future statute, law or regulation, or shall file an answer admitting to fail timely to contest the material allegations of the petition filed against it in any such proceeding;

                  (iv) A proceeding is commenced against Infineon seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law, or regulation, and such proceeding shall not have been dismissed within 60 days after the commencement thereof;

                  (v) A receiver or trustee shall be appointment for all or substantially all of the assets of Infineon;

                  (vi) Infineon shall do or permit to be done anything that creates a material lien up on the Facility and such lien is not removed or discharged within 30 days after Infineon receives notice thereof; or

           (B) Remedies. In the event of any such default by Infineon, in addition to any other remedies available to Sears Point at law or in equity, Sears Point shall have the immediate option to terminate this Agreement. Upon the occurrence of an event of default, Sears Point shall have the right to exercise and enforce all rights and remedies granted or permitted by law, whether or not Sears Point exercises its option to terminate this Agreement. The remedies provided for in this Agreement are cumulative and in addition to all other remedies available to Sears Point at law or in equity by statute or otherwise.

          (C) Default by Sears Point. The following events shall be deemed to be events of default by Sears Point under this Agreement:

                  (i) Sears Point shall fail to perform any of its material obligations under this Agreement and shall not cure such failure within 30 days after written notice thereof to it; provided, however, that if the nature of such failure is that it cannot reasonably be cured within a thirty (30) day period, it shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently and expeditiously completes such cure such failure as soon as possible but in no event later than 90 days after receipt of notice from Infineon.

                  (ii) Sears Point shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a petition in bankruptcy, or shall be adjudicated as bankrupt or insolvent, or shall file a petition in any proceeding seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future statute, law or regulation, or shall file an answer admitting to fail timely to contest the material allegations of the petition filed against it in any such proceeding;

                  (iii) A proceeding is commenced against Sears Point seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law, or regulation, and such proceeding shall not have been dismissed within sixty (60) days after the commencement thereof;

                  (iv) A receiver or trustee shall be appointment for all or substantially all of the assets of Sears Point.

                  (D) Remedies. In the event of any such default by Sears Point, in addition to any other remedies available to Infineon at law or in equity, Infineon shall have the immediate option to terminate this Agreement. Upon the occurrence of an event of default, Infineon shall have the right to exercise and enforce all rights and remedies granted or permitted by law whether or not Infineon exercises its option to terminate this Agreement. The remedies provided for in this Agreement are cumulative and in addition to all other remedies available to Infineon at law or in equity by statute or otherwise.

          Section 24.   Miscellaneous.

                  (A) Construction. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of ambiguity or uncertainty with respect to the provisions hereof, this Agreement shall be construed without regard to which of the parties caused the ambiguity or uncertainty to exist.

                  (B) Assignment. (i) Neither party may assign this Agreement without the prior written consent of the other party, except that either party may assign its rights and obligations hereunder to one or more subsidiaries or companies under common ownership with such assigning party or with respect to a consolidation, merger, or sale of all or substantially all of the assets, with Notice of such assignment to the non-assigning party. Any such assignment shall not deprive the assigning party of any rights nor discharge the assigning party from any obligations hereunder, except to the extent such rights are in fact exercised or such obligations are in fact performed by the assignee.

         (ii) Notwithstanding the provisions of Section 24(B)(i), at any time during the Term and after the completion of the fifth Contract Year, provided that it is not then in material default under this Agreement, Infineon may assign its rights and obligations under this Agreement to a third party assignee only with the consent of Sears Point, which consent shall not be unreasonably withheld, and subject to all of the conditions hereinafter stated.

         All provisions of the third paragraph of Section 1(A) shall apply to such assignment. Additionally, and as a condition of such assignment, Infineon and/or the assignee shall pay to Sears Point at or prior to the time of such assignment, a fee equal to the full costs of converting the Facility Name and Facility Trademark to the proposed new name, plus an additional fee of Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000) to defray the loss of goodwill to Sears Point and as an assignment and release fee which will not be applicable to or a credit against any other payment required under this Agreement.

         If Infineon desires to effect an assignment in accordance with the provisions of this Section 24(B)(ii), Infineon shall notify Sears Point in writing, which notice ("Assignment Notice") shall include (i) the proposed effective date of the assignment, which shall not be less than ninety (90) days nor more than two hundred forty (240) days after date of delivery of the transfer notice, (ii) a description of the terms of the proposed assignment and the consideration therefor, (iii) the name and address of the proposed assignee, and a copy of all existing and/or proposed documentation pertaining to the proposed assignment, (iv) current financial statements of the proposed assignee certified by a certified public accountant if audited, or if not by an officer, partner or owner thereof, and any other information reasonably requested by Sears Point within ten (10) days after receipt of the foregoing which will enable Sears Point to determine the assignee's financial responsibility, character, reputation, and nature of such assignee's business. Sears Point shall respond within thirty (30) days after receiving the last of such information. If Sears Points consents to any assignment (and does not exercise any termination rights it may have under this Section 24(B)(ii)), Infineon may, within six (6) months after Sears Point consents, enter into such assignment upon the terms and conditions as set forth in the Assignment Notice. In the event such assignment is effected in accordance herewith, Infineon and Sears Point will be released, as of the time that the assignment becomes effective, from all rights and obligations to each other under this Agreement except for those accruing or arising prior to the time such assignment became effective, including, but not limited to, insurance and indemnity obligations.

         In connection with Sears Point's consent, it is acknowledged and agreed that Sears Point is not obligated to consent to the assignment (i) if the proposed assignee or its business would conflict with any then existing relationship with Speedway or Sears Point, (ii) if the proposed assignee's financial condition is not sufficient in Sears Point's reasonable judgment to perform its obligations under the Agreement, (iii) if its reputation would impair or reflect poorly on the Facility or its operations, or (iv) if the assignee is not compatible with the image and business of the Facility.

         Notwithstanding anything contained to the contrary in this Section 24(B)(ii), upon receipt of any Assignment Notice, Sears Point shall have the option exercisable by written notice to Infineon given within thirty (30) days after receipt of the Assignment Notice to terminate this Agreement. If Sears Point exercises this option, the provisions of the second paragraph of this
Section 24(B)(ii) shall not apply and the Agreement shall terminate thirty (30) days after Sears Point sends its written notice of termination, except for rights and obligations accruing or arising prior to the termination, including, but not limited to, insurance and indemnity obligations. In the event of a termination by Sears Point, the Adjusted Gross Sponsorship Fee and Credit Bank reserved herein shall be pro-rated to the date of termination. In the event of such termination, Sears Point shall have the right to enter into a Naming Rights Agreement with the proposed assignee or any other third party on any terms and conditions that it deems suitable.

The provisions of Section 24(B)(i) or other means shall not be used directly or indirectly to evade the provisions of this 24(B)(ii). For instance an assignment of this Agreement to a subsidiary followed soon by a merger, consolidation, purchase of all or substantially all of the assets, or the purchase of a controlling interest in the subsidiary by a third party would be governed by the provisions of this section 24(B)(ii).

         (iii) No assignment of this Agreement under this Section 24(B) shall be effective unless and until Sears Point shall receive an original Assignment and Assumption Agreement, in form and substance satisfactory to Sears Point, signed by Infineon and Infineon's proposed assignee, whereby the assignee assumes to performance of this Agreement to be done and performed for the balance of the then remaining term and any extension term.

               (C) Governing Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the internal laws of the State of California without regard to its choice of law principles.

               (D) Force Majeure. In the event that any party hereto is unable to perform its obligations hereunder because of the substantial damage to or destruction of the Facility or interference with the conduct of events at the Facility due to natural disaster, action of a governmental body with appropriate jurisdiction, or other clause wholly outside the control of the party, that party shall give immediate Notice to the other parties hereto of that fact, and shall thereafter do everything within its power to resume performance. Upon receipt of such notice, each party's obligations hereunder shall be suspended for the period of such event, until the notifying party shall provide Notice that it is able to resume performance. During the period of such suspension, the compensation to be paid by Infineon hereunder shall be reduced pro rata.

               (E) Notice.

                   (i) Any notice, request or statement hereunder ("Notice") shall be given in writing by hand delivery or reliable overnight delivery service. A Notice to Infineon shall be addressed to:

                   Infineon Technologies North America Corp.
                   1730 North First Street M/S 16308
                   San Jose, CA  95112
                   Attention:  President

                   with a copy to:
                   Infineon Technologies North America Corp.
                   1730 North First Street M/S 16308
                   San Jose, CA  95112
                   Attention:  General Counsel

                   Infineon Technologies North America Corp.
                   1730 North First Street M/S 16308
                   San Jose, CA  95112
                   Attention:  Director of Marketing and Communication

         A Notice to Sears Point shall be addressed to:

                   Sears Point Raceway LLC
                   Attn:  Steve Page
                   Highways 37 and 121
                   Sonoma, CA 95476

                   with a copy to:

                   Hanson Bridgett Marcus Vlahos Rudy LLP
                   333 Market Street
                   San Francisco, CA 94111
                   Attn:  James D. Holden, Esq.

                   with a copy to:

                   Speedway Motor Sports
                   Attn:  William Brooks, CFO
                   5401 East Independence Blvd.
                   Charlotte, NC 28212

                   (ii) Either party may change the address or office to whom Notice is to be directed by Notice pursuant hereto, and shall do so as necessary in the event of any changes to the above information. Any Notice shall be deemed given as of the date of delivery, as documented by overnight delivery service receipt or affidavit of hand delivery.

               (F) Alterations. Sears Point reserves the right to improve, make additions or subtractions, alter, modify, reconstruct, and otherwise change any or all portions of the Facility and to change the location of signage, pavilion venues, advertising, promotions, and other property installed, created, constructed, or established for Infineon pursuant to this Agreement; provided, however, that Sears Point shall maintain such signage, pavilion venues, advertising, and other promotions in approximately equivalent locations with approximately equivalent visibility.

               (G) Time. Time is of the essence in this Agreement and each provision hereof.

               (H) Headings. The use of headings herein is solely for the convenience of indexing the various paragraphs hereof and shall in no event be considered in construing or interpreting any provision of this Agreement.

               (I) Relationship of Parties. Nothing contained in this Agreement shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venture or any association between Sears Point and/or Speedway on one hand and Infineon on the other hand.

               (J) No Third Party Rights. Nothing in this Agreement, express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties to it and their respective permitted successors and assigns, nor is anything in this Agreement intended to rely or discharge any obligation of any third person to any party hereto or give any third person any right of subrogation or action over or against any party to this Agreement.

               (K) Entire Agreement. This Agreement contains the entire agreement of the parties and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect. This Agreement supersedes and cancels any and all previous negotiations, arrangements, agreements, and understandings, if any, between the parties hereto with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Agreement. There are no representations or warranties between the parties express or implied, except as set forth in this Agreement. This Agreement may not be altered, waived, amended or extended verbally, by course of dealing, or otherwise, except by an instrument in writing signed by the parties.

               (L) Attorney's Fees. If any legal action or arbitration is commenced to enforce or interpret any provision of, or otherwise relating to this Agreement, the losing party shall pay the prevailing party's actual expenses incurred in connection with preparation for and participation in such legal action or arbitration, any appeal, or other post-judgment motion, and any action to enforce or collect the judgment. For this purpose ("Expenses") including, without limitation, court, arbitration, or other proceeding costs and experts and attorney's fees and their expenses.

               (M) Joint and Several. Sears Point Raceway, LLC and Speedway Motorsports, Inc. are jointly and severally liable with respect to all obligations under this Agreement of either Sears Point Raceway, LLC or Speedway.

               (N) Counterparts. This Agreement may be executed in any number of counterparts and each counterpart shall be deemed to be an original document. All executed counterparts together shall constitute one and the same document, and any counterpart signature pages may be detached and dissembled to form a single original document.

                            [Signature Page Follows]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their respective officers thereunto duly authorized, as of the day and year first above written.

                                           SPEEDWAY MOTORSPORTS, INC.

                                           By: /s/ O. Bruton Smith
                                               -------------------

                                           Name: O. Bruton Smith

                                           Title:  Chairman and Chief Executive
                                           Officer


                                           SEARS POINT RACEWAY, LLC


                                           By:  /s/ Steve Page
                                                --------------

                                           Name: Steve Page

                                           Title:  President and General Manager


                                           INFINEON TECHNOLOGIES NORTH AMERICA
                                           CORP.


                                           By: /s/ Miriam Martinez
                                               -------------------

                                           Name: Miriam Martinez

                                           Title:  Vice President and Chief
                                           Financial Officer

                                   EXHIBIT A-1

                               Tier 1 Competitors

Actel
Agere
Agilent
Alcatel
Alteros
AMCC
AMD
American Microsystems
Analog Devices
Applied Micro Circuits
ATI
Atmel
Bookham
Bosch Robert
Broadcomm
Centillium
Cirrus Logic
Conexant
Cypress Semiconductor
Dallas
Datel
Elpida
Excelight
Fairchild
Finisar
Globespan
Hynix
Integrated Device Technologies
Intel
International Rectifier
Intersil
JDS Uniphase
Lattice Semiconductor
Linear Technologies
LSI Logic
Lucent
Macronix International
Marvel
Maxim
Metalink
Micrel
Microchip Technologies
Micron

                                      A-1-1

MRV
National Semiconductor
NEL
NVIDIA
ON
OKI
OpNext
PMC-Sierra
Qualcomm
Rabbit Semiconductor
Rambus
Resonext
Rohm
Samsung
SANYO
Seiko Epson
SMART Modular Technologies
STMicroelectronics
SUN Microelectronics
Supertex
Tensilica
Toshiba
VIA Technologies
Vishay
Vitesse
Xilinx
Zarlink Semiconductor

                                      A-1-2

                                   EXHIBIT A-2

                               Tier 2 Competitors

Altera
Fujitsu
Hewlett Packard
Hitachi
IBM
Matsushita
Mitsubishi
Motorola
NEC
Philips
Sharp
Siemens
Sony
Texas Instruments

                                    EXHIBIT B

                              INTENTIONALLY DELETED

                                    EXHIBIT C

                                Facility Signage

                                Sign Description

                                                                        Quantity
                                                                        --------

* Highway Marquee Upper Panel                                                  2

* Highway Marquee Lower Logo                                                   2

* 8'x60' Gate 1 Entrance Billboard                                             1

* 8'x60' Gate 7 Entrance Billboard                                             1

* Gate 1 Entrance Walls                                                        2

* Top of Lap Leader Tower                                                      4

* Gate 9 Entrance Signs                                                        2

* Administration & Ticketing Building I.D.                                     1

* Sales & Marketing Building I.D.                                              1

* Operations Building I.D.                                                     1

* Front of new Grandstand - Timing & Scoring                                   1

* Back of new Grandstand - Elevator Tower                                      1

* Karting Center Sign 4'x32'                                                   1

* Winner's Circle Sign                                                         1

* Starter's Stand Signage                                                      1

* Ticketing Booth Sign                                                         2

* Gate 1 signs on gates                                                        2

* Top of Drag Tower Suite Building                                             1

* Win Light Trivision Panels (1 on each side)                                  2

* Drag Racing Starting line, guardwall signs                                   2

* Turn 6 Bridge - 8'x120' each side                                            2

* Turn 11 Asphalt paint 65'x95'                                                1

* All directional & parking lot signage

                                   EXHIBIT D-1

                     Roll-Out Schedule for Facility Signage

All Facility signage outlined in Exhibit C will be converted by 10am on June 22, 2002 with one exception:

The 2 starting line drag-strip signs will be installed no later than 5:00pm, June 27, 2002 in conjunction with the start of the major drag racing schedule.

                                      D-1-1

                                   EXHIBIT D-2

                     Facility Signage for NASCAR Winston Cup

All Facility signage outlined in Exhibit C will be converted by 10 am on June 22, 2002 with one exception:

The 2 starting line drag-strip signs will be installed no later than 5:00 pm, June 27, 2002 in conjunction with the start of the major drag racing schedule.

                                      D-2-1

                                    EXHIBIT E

                                Signage Packages


                                                                       Quantity
                                                                       --------

..  16' x 500' Sound wall sign                                              1

..  16' x 147' G-Building sign                                              1

..  52'10" x 40'6" Back of Grandstand Banner                                1

..  28'8" x 25'10" South End of Grandstand Banner                           1

..  28'8" x 18'8" North End of Grandstand Banner                            1

..  Lap Leader Tower Trivision Panels 9'6" x 15'6"                          4

..  2' x 10' Drag Strip guardwall signs                                     16*

..  2' x 10' Road Course guardwall and pitwall signs                        100

..  Turn 1 - 8' x 20' T.V. signs                                            2

..  Turn 2 - 15' x 30' T.V. signs                                           1

..  Turn 2 - 8' x 20' T.V. signs                                            2

..  Turn 2 - 4' x 12' Catch Fence banners                                   4

..  Turn 2 - 2' x 10' A-frame sign panels                                   3

..  Turn 3 - 15' x 30' T.V. sign                                            1

..  Turn 4a - 15' x 30' T.V. sign                                           1

..  Turn 4 - 10' x 20' Spectator Trivision                                  2

..  Turn 4 downhill - 2' x 10' A-frame panels                               3

..  Turn 4a - 8' x 20' Catch Fence banner                                   1

..  Turn 4 - 15' x 30' T.V. sign                                            1

..  Turn 4 - 10' x 20' T.V. panel                                           1

..  Turn 6 - 15' x 30' T.V. sign                                            1

..  Family Area Hillside - 30' x 80' Spectator banner                       1

..  Turn 7 - 8' x 20' T.V. Boards                                           2

..  Turn 7 - 8' x 20' Spectator Boards                                      2

..  The Chute - 4' x 12' Catch Fence banners                                4

..        Turn 8 - 8' x 20' T.V./Spectator Boards                             2

..        Turn 8 & 9 - 15' x 30' T.V. Banners                                 2

..        Turn 8 & 9 - 4' x 12' T.V. Banners                                  4

..        Turn 8 & 9 - 2' x 10' A-frame panels                                3

..        Turn 10 - 4' x 12' T.V. Banners                                     2

..        Turn 11 fenceline - 3' x 10' T.V. Banners                           3


Roll out of these signage elements will be executed no later than 10:00 am, June 22, 2002.

* Drag Racing signs will be installed no later than 5:00 pm, June 27, 2002 in conjunction with the start of the major event schedule.

                                    EXHIBIT F

                              Pavilion Entitlements

..    Infineon Business Solutions Center (IBSC) will be located in the ground floor of the media center. Subsequent to the 2002 major event season, Sears Point will remodel the IBSC for a target unveiling date of January 1, 2003.

..    Infineon Tech Pavilion will be a semi-permanent tented structure that will be located in the paddock area for the major events other than NASCAR Winston Cup. During Winston Cup races the Tech Pavilion will be located near the main corporate hospitality village between turns 2 and 4.

..    Both venues will be identified with prominent, dominant signage on the outside. Infineon will be allowed to display corporate "story boards" panels as seen in San Jose headquarters. Other mutually agreed to branding opportunities will be made available to Infineon at Infineon's cost.

                                    EXHIBIT G

                                Special Benefits


Race Ticket Discounts

..    ALMS - Buy One, Get One Free

..    Wine Country Classic - Buy One, Get One Free

..    AMA Superbikes - Buy One, Get One Free

..    NHRA Division 7 Drag Races - Buy One, Get One Free

..    NHRA Import Drag Races - Buy One, Get One Free

..    NASCAR Winston Cup - 15% Discount (Limit 2 per employee)

..    NHRA Nationals - 15% Discount (Limit 2 per employee)

..    All others - Buy One, Get One Free

..    If events are added to the raceway schedule, a minimum of 15% discount will be provided for Infineon employees.

Note: All discount ticket sales to be handled in advance through designated Infineon employee representative or through gate redemption of discount coupon produced with the advance approval of Sears Point.

Merchandise Discounts

..    Infineon employees showing company I.D. at main raceway gift shop will receive a 10% discount. Discount does not apply to third party concessionaires.

..    For off-site purchases, facility merchandise may be ordered through SMI
     Properties at the lower of (i) a 25% discount below retail or (ii) the then current sale price. All off-site orders to be placed through designated Infineon employee representative.

                                    EXHIBIT H

                            Marketing Agent Services

The marketing agent, as requested by Infineon, will provide services in connection with the Infineon Raceway project, such duties may include without limitation:

     Concept evaluation

     Participate with Infineon with respect to the marketing measures and the development of the project

     Permanent development and improvement concept (PR, reporting, analysis, marketing, new and existing events)

     Check proof and edit MD articles

     Organize and participate in quarterly review and strategic meetings

     Participate in the main events

     Revise marketing activities, analysis and advertising value reports

     Control a fact and figures database for each event

     Check and control maintenance and appearance of signage

     Develop and generate ideas for new events / races / other sport activities

     Coordinate and implement input from the respective Infineon departments

     Responsibility for Infineon motor sport input

     Development of new sponsorship partners for the Infineon Raceway

                                    EXHIBIT I

                                  Style Guide

                                      I-1